UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): August 16, 2006 (August 15, 2006)
INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 Commission file number	76-0515249 (I.R.S. Employer Identification No.)
6401 Southwest Freeway
Houston, Texas 77074
(Address of Registrant’s principal executive offices)
(713) 795-2000
(Registrant’s telephone number, including area code)
(Not Applicable)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On August 15, 2006, INX Inc. (the “Company”) issued a press release announcing the filing of a Form 12b-25 with the Securities and Exchange Commission for a 5-day extension of the filing deadline for its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 in order to complete a review by the Company and its independent auditors of the following two issues:
(1) The reclassification of the cost of hardware maintenance contracts from cost of product to product revenue. This reclassification reduces revenue by an amount equal to the cost of sales on these contracts as compared to the previous presentation and had no effect on gross profit or net income (loss) as previously reported.
(2) The accounting for revenues with respect to arrangements with multiple deliverables under which a combination of products and services are provided to customers. Such arrangements are currently evaluated under Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” or EITF 00-21, which addresses certain aspects of accounting for revenues with respect to arrangements under which the Company will perform multiple revenue generating activities such as the sale of a combination of hardware, installation services and maintenance support services to a single customer. The Company has not yet concluded its review of this second matter and therefore cannot comment at this time on the impact or change, if any, that may be required to be made with respect to the timing of recognition of revenues under these arrangements.
A copy of the Company’s press release is attached hereto as Exhibit 99.1. In accordance with General Instruction B.2. of Form 8-K, the information contained in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section. Such information shall not be incorporated by reference in any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

Exhibit Number	Description
99.1	Press Release, dated August 15, 2006.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2006	INX Inc.
	By:	/s/ Brian Fontana
Brian Fontana
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated August 15, 2006.